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                                                               Howard N. Solodky
                                                       Direct Dial: 202-857-4424
                                                        Direct Fax: 202-261-0024
                                                        Email: HSolodky@wcsr.com

       , 200

BB&T Corporation
200 West Second Street
Winston-Salem, North Carolina 27101

  Re: Registration Statement on Form S-4 (the "Registration Statement") with respect to shares to be issued pursuant to the Agreement and Plan of Reorganization, dated as of November 7, 2001 (the "Reorganization Agreement"), between Mid-America Bancorp, a Kentucky corporation ("MAB"), and BB&T Corporation, a North Carolina corporation ("BB&T")
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Ladies and Gentlemen:

   We have acted as counsel to BB&T in connection with the registration of 8,869,707 shares of its Common Stock, par value $5.00 per share (the "BB&T Common Stock"), issuable pursuant to the Reorganization Agreement, as set forth in the Registration Statement that is being filed on the date hereof by BB&T with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(8) of Regulation S-K. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Reorganization Agreement.

   In the Merger, MAB will merge into BB&T pursuant to North Carolina and Kentucky law, and each outstanding share of MAB Common Stock (the only class outstanding) is to be converted into a number of shares of BB&T Common Stock and an amount of cash, both to be determined under a formula in the Reorganization Agreement. Also, cash will be paid in lieu of the issuance of fractional shares. MAB shareholders have the right by state law to dissent from the Merger.

   In giving this opinion we have reviewed, and with your permission we have relied upon, the representations and warranties contained in and the facts described in the Reorganization Agreement, the Escrow Agreement, the
Registration Statement, and certificates dated December   , 2001 in which an
officer of MAB and an officer of BB&T make certain representations on behalf of MAB and BB&T, respectively, regarding the Merger (the "Tax Certificates").

   In giving this opinion, we have with your permission assumed that the statements in the Tax Certificates are true, correct and complete as of the date of this opinion, and any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person or entity has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement. We also assume that (a) the Merger will be consummated in accordance with the Reorganization Agreement and the Escrow Agreement, (b) MAB's only outstanding stock (as that term is used in Section 368 of the Internal Revenue Code of 1986, as amended (the "Code")) is the MAB Common Stock, and (c) the rights attached to the shares of BB&T Common Stock issued in the Merger will not be exchanged by BB&T for any part of the value of the MAB Common Stock, and such rights will have no ascertainable fair market value at the Effective Time.

   Based on the foregoing, and subject to the limitations herein, we are of the opinion that under existing law, upon consummation of the Merger in accordance with the Reorganization Agreement and the Escrow Agreement, for federal income tax purposes:

  (1) The Merger will constitute a "reorganization" within the meaning of Code Section 368(a).
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  (2) Each of BB&T and MAB will be a party to that reorganization within the meaning of Code Section 368(b).

  (3) No gain or loss will be recognized by the shareholders of MAB upon the receipt of BB&T Common Stock (including any fractional share interest to which they may be entitled) solely in exchange for their shares of MAB Common Stock.

  (4) A shareholder of MAB will recognize gain, but not loss, to the extent cash is received in exchange for MAB Common Stock.

  (5) A shareholder of MAB who receives cash in lieu of a fractional share of BB&T Common Stock will recognize gain or loss as if the fractional share has been received and then redeemed for cash equal to the amount paid by BB&T in respect of such fractional share, subject to the provisions and limitations of Code Section 302.

  (6) The tax basis in the BB&T Common Stock received in exchange for shares of MAB Common Stock by an MAB shareholder (including any fractional share interest deemed received) will be the same as the tax basis in the MAB Common Stock surrendered in exchange therefore, decreased by the amount of cash received by the MAB shareholder, and increased by the amount of gain, if any, recognized by the MAB shareholder.

  (7) The holding period for BB&T Common Stock received in exchange for shares of MAB Common Stock (including any fractional share interest deemed received) will include the period during which the shareholder held the shares of MAB Common Stock surrendered in the exchange, provided that the MAB Common Stock was held as a capital asset at the Effective Time.

  (8) A shareholder of MAB who receives a cash payment pursuant to the exercise of dissenters' rights will generally recognize gain or loss in an amount equal to the difference between the amount received and his or her basis in the MAB Common Stock surrendered.

   We express no opinion as to the laws of any jurisdiction other than the United States of America. Further, our opinion is limited to the specific conclusions set forth above, and no other opinions are expressed or implied. The opinions stated with respect to shares of MAB Common Stock do not apply to any stock rights, warrants or options to acquire MAB Common Stock. The opinions stated as to MAB shareholders are general in nature and do not necessarily apply to any particular MAB shareholder, and, for example, may not apply to shareholders who are corporations, trusts, dealers in securities, financial institutions, insurance companies or tax-exempt organizations; or to persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts), are subject to the alternative minimum tax (to the extent that tax affects the tax consequences), or are subject to the "golden parachute" provisions of the Code (to the extent that tax affects the tax consequences); or to shareholders who acquired MAB Common Stock pursuant to employee stock options or otherwise as compensation, who do not hold their shares as capital assets, or who hold their shares as part of a "straddle" or "conversion transaction."

   This opinion represents our best legal judgment, but it has no binding effect or official status of any kind. Changes to the Code or in regulations or rulings thereunder, or changes by the courts in the interpretation of the authorities relied upon, may be applied retroactively and may affect the opinions expressed herein. This opinion is rendered based upon applicable laws, rules and regulations as in effect on the date hereof, and we assume no duty or responsibility to inform you of any changes hereafter in our opinion due to any change hereafter in such laws, rules or regulations. Any material defect in any assumption or representation on which we have relied would adversely affect our opinion.

   We furnish this opinion to you solely to support the discussion set forth under the headings "SUMMARY-No Federal Income Tax on Shares Received in Merger; Cash Received in Merger is Taxable," "THE MERGER--The Merger Agreement-- Conditions to the Merger," and "THE MERGER--Material Federal Income Tax Consequences of the Merger" in the Registration Statement, and we do not consent to its

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use for any other purpose. We hereby consent to be named in the Registration
Statement under the foregoing headings and to the filing of a copy of this opinion as Exhibit 8 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                          Very truly yours,

                                          WOMBLE CARLYLE SANDRIDGE & RICE
                                          A Professional Limited Liability
                                           Company

                                          By:
                                             Howard N. Solodky

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